 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 1, 2024

The Estée Lauder Companies Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York		10153
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code
212-572-4200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $.01 par value	EL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition

On February 5, 2024, The Estée Lauder Companies Inc. (the “Company”) issued a press release announcing its financial results for its fiscal quarter ended December 31, 2023. The release includes the Company’s estimates related to its fiscal 2024 third quarter and full year net sales and diluted net earnings per common share. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities

As previously communicated on November 1, 2023, The Estée Lauder Companies Inc. (the “Company”) has launched a Profit Recovery Plan to help progressively rebuild its profit margins in fiscal years 2025 and 2026.

The Profit Recovery Plan is focused on rebuilding stronger, more sustainable profitability, supporting sales growth acceleration and increasing speed and agility. The plan is designed to improve gross margin, lower the cost base and reduce overhead expenses, while increasing investments in key consumer-facing activities. Upon completion of this plan, the Company expects to have improved its gross margin and expense base to drive greater operating leverage for the future.

As a component of the Profit Recovery Plan, on February 5, 2024, the Company announced a two-year restructuring program. The restructuring program’s main focus includes the reorganization and rightsizing of certain areas of the Company as well as simplification and acceleration of processes. The Company committed to this course of action on February 1, 2024.

In connection with the restructuring program, at this time the Company estimates a net reduction in the range of approximately 1,800 to 3,000 positions globally, which is about 3-5% of its positions including temporary and part-time employees as of June 30, 2023. This reduction takes into account the elimination of some positions as well as retraining and redeployment of certain employees in select areas.

The Company plans to substantially complete specific initiatives under the restructuring program through fiscal 2026. The Company expects that the restructuring program will result in restructuring and other charges totaling between $500 million and $700 million, before taxes, consisting of employee-related costs, contract terminations, asset write-offs and other costs associated with implementing these initiatives.

Once fully implemented, the Company expects the restructuring program to yield annual target gross benefits of between $350 million and $500 million, before taxes, a portion of which is expected to be reinvested in consumer-facing activities. The net benefits are in addition to the between $800 million and $1,000 million previously communicated as part of the Profit Recovery Plan.

The Company’s analysis is preliminary and therefore is subject to change. Further details will be announced as initiatives are finalized and approved. At this time, the Company is not able, in good faith, to make a determination of the estimated amount or range of amounts to be incurred for each major type of cost nor the charges and future cash expenditures associated therewith. The Company will file an amendment to this report upon the determination of such amounts.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated February 5, 2024, of The Estée Lauder Companies Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTÉE LAUDER COMPANIES INC.

Date:	February 5, 2024	By:	/s/ Tracey T. Travis
Tracey T. Travis
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

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